PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED JULY 31, 2000                     REGISTRATION NO. 333-37746

                                  $240,000,000

                          IMCLONE SYSTEMS INCORPORATED

                 5 1/2% Convertible Subordinated Notes Due 2005

     This prospectus supplement relates to the resale by the holders of our 5 1/2% Convertible Subordinated Notes Due 2005 and the shares of our common stock issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated July 31, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given to them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the securities of the selling holders as listed below. All information concerning beneficial ownership has been furnished by the selling holders.



                               PRINCIPAL AMOUNT OF   COMMON STOCK
                                NOTES BENEFICIALLY       OWNED      COMMON STOCK
                                OWNED AND OFFERED    PRIOR TO THE      OFFERED
                                     HEREBY         OFFERING(1)(2)  HEREBY(1)(2)
----------------------------   -------------------  --------------  ------------
Merrill Lynch, Pierce
Fenner & Smith Incorporated        500,000               4,538          4,538

CIBC World Markets
International Arbitrage Corp.    9,000,000              81,684         81,684

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(1) Assumes a conversion price of $110.18 per share and a cash payment in lieu of any fractional interest.

(2) Assumes that any holders of notes or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the notes are convertible at the conversion price of $110.18 per share.

Other than as may be stated in any additional prospectus supplement, none of the selling holders has had any material relationship with us or with our affiliates within the past three years.

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     The securities offered hereby involve a high degree of risk. See "Risk
                Factors" beginning on page 4 of the prospectus.

  These securities have not been approved or disapproved by the Securities and
   Exchange Commission nor has the Securities and Exchange Commission or any
      State Securities Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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           The date of this prospectus supplement is August 25, 2000.